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Exhibit 99.(a)(5)(v)

Magna International Inc. 337 Magna Drive Aurora, Ontario L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

PRESS RELEASE

MAGNA AMENDS SUBSTANTIAL ISSUER BID TERMS

        September 6, 2007, Aurora, Ontario, Canada...... Magna International Inc. (TSX: MG.A, MG.B; NYSE: MGA) today announced that it has amended its Offer to Purchase Class A Subordinate Voting Shares dated August 13, 2007 (the "Offer"), from an offer to purchase up to 20,000,000 of its Class A Subordinate Voting Shares for an aggregate purchase price not exceeding US$1,536,600,000 into an offer to purchase for cash up to US$1,536,600,000 in value of its Class A Subordinate Voting Shares. As a result, the amended Offer is no longer subject to the limitation of 20,000,000 Class A Subordinate Voting Shares on the aggregate number of shares that Magna would be required to purchase. Accordingly, if the purchase price is determined to be the minimum purchase price possible under the Offer, the maximum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 20,086,274. Assuming that the Offer is fully subscribed, if the purchase price is determined to be the maximum possible purchase price under the Offer, the minimum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 16,793,442. The purchase price range under the Offer remains between US$76.50 and US$91.50 per share.

        The expiration date of the Offer remains unchanged with the result that the Offer will expire at 5:00 pm (Toronto time) on September 20, 2007, or at such later time and date to which the Offer may be extended.

        We are the most diversified automotive supplier in the world. We design, develop and manufacture automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, Asia, South America and Africa. Our capabilities include the design, engineering, testing and manufacture of automotive interior systems; seating systems; closure systems; metal body and chassis systems; vision systems; electronic systems; exterior systems; powertrain systems; roof systems; as well as complete vehicle engineering and assembly.

        We have approximately 83,000 employees in 229 manufacturing operations and 62 product development and engineering centres in 23 countries.

FORWARD-LOOKING STATEMENTS

        This press release may contain statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. We use words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, without limitation, those related to the strategic alliance with Russian Machines, including: the risk that the benefits, growth prospects and strategic objectives expected to be realized from the investment by, and strategic alliance with, Russian Machines may not be fully realized, realized at all or may take longer to realize than expected; we will be governed by a board of directors on which the Stronach Trust and Russian Machines each, indirectly, have the right to designate an equal number of nominees, in addition to the current co-chief executive officers, with the result that we may be considered to be effectively controlled, indirectly, by the Stronach Trust and Russian Machines for so long as the governance arrangements remain in place between them; our Russian strategy involves making investments and carrying on business and operations in Russia, which will expose us to the political, economic and regulatory risks and uncertainties of that country; the possibility that Russian Machines may exercise its right to withdraw its investment in Newco and Newco II and exit from the governance arrangements in connection with the Arrangement at any time after two years; the possibility that the Stronach Trust may exercise its right to require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time after three years; the possibility that Russian Machines' lender may require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time if such lender is entitled to realize on its loan to Russian Machines; the conditions precedent to completion of the Arrangement may not be satisfied or, if satisfied, the timing of such satisfaction may be delayed; and the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement, the delay of the completion of the Arrangement or failure to complete the Arrangement for any other reason. In addition to the risks, assumptions and uncertainties related to the proposed strategic alliance, there are additional risks and uncertainties relating generally to Magna and its business and affairs, including the impact of: declining production volumes and changes in consumer demand for vehicles; a reduction in the production volumes of certain vehicles, such as certain light trucks; the termination or non-renewal by our customers of any material contracts; our ability to offset increases in the cost of commodities, such as steel and resins, as well as energy prices; fluctuations in relative currency values; our ability to offset price concessions demanded by our customers; our dependence on outsourcing by our customers; our ability to compete with suppliers with operations in low cost countries; changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses; other potential tax exposures; the financial distress of some of our suppliers and customers; the inability of our customers to meet their financial obligations to us; our ability to fully recover pre-production expenses; warranty and recall costs; product liability claims in excess of our insurance coverage; expenses related to the restructuring and rationalization of some of our operations; impairment charges; our ability to successfully identify, complete and integrate acquisitions; risks associated with new program launches; legal claims against us; risks of conducting business in foreign countries; unionization activities at our facilities; work stoppages and labour relations disputes; changes in laws and governmental regulations; costs associated with compliance with environmental laws and regulations; potential conflicts of interest involving our controlling shareholder, the Stronach Trust; and other factors set out in our Annual Information Form filed with securities commissions in Canada and our annual report on Form 40-F filed with the United States Securities and Exchange Commission, and subsequent filings. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements to reflect subsequent information, events, results or circumstances or otherwise.

ABOUT THE SUBSTANTIAL ISSUER BID

        This release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase Magna Class A Subordinate Voting Shares, nor is it an offer or solicitation of an offer to buy or sell any other securities of Magna. The substantial issuer bid referred to above is made solely by means of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, each dated August 13, 2007, as amended by the Notice of Variation, dated September 6, 2007.

        For further information about this press release, please contact Vincent J. Galifi, Executive Vice-President and Chief Financial Officer of Magna at 905-726-7100.

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PRESS RELEASE MAGNA AMENDS SUBSTANTIAL ISSUER BID TERMS